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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

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                               SCHEDULE 14D-9/A

                     Solicitation/Recommendation Statement
                         Pursuant to Section 14(d)(4)
                    of the Securities Exchange Act of 1934

                                AMENDMENT NO. 13

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                         SANTA FE PACIFIC CORPORATION
                           (Name of Subject Company)

                         SANTA FE PACIFIC CORPORATION
                     (Name of Person(s) Filing Statement)

                    Common Stock, par value $1.00 per share
                        (Title of Class of Securities)

                          Common Stock - 802183 10 3
                     (CUSIP Number of Class of Securities)

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                              Jeffrey R. Moreland
                   Vice President - Law and General Counsel
                         Santa Fe Pacific Corporation
                              1700 East Golf Road
                        Schaumburg, Illinois 60173-5860
                                (708) 995-6000

      (Name, address and telephone number of person authorized to receive notices and communications on behalf of the person(s) filing statement)

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                                   Copy to:
                                Scott J. Davis
                             Mayer, Brown & Platt
                           190 South LaSalle Street
                          Chicago, Illinois 60603-3441
                                (312) 782-0600

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                 Statement in Response to Union Pacific Offer
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       Santa Fe Pacific Corporation (the "Company") hereby amends and supplements its statement on Schedule 14D-9 (the "Original Schedule 14D-9") filed with the Securities and Exchange Commission (the "Commission") on November 22, 1994, as amended by Amendments No. 1 through 12 thereto. Unless otherwise indicated herein, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Original Schedule 14D-9.

ITEM 7. CERTAIN NEGOTIATIONS AND TRANSACTIONS BY THE SUBJECT COMPANY

      The information set forth in the Form of Press Release dated January 24, 1995 attached hereto as exhibit 18, is incorporated herein by reference.

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Item 9. Material to be Filed as Exhibits.

                                 EXHIBIT INDEX

    Exhibit No.                    Description
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    Exhibit 18            - Form of Press Release dated January 24, 1995

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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

January 24, 1995             /s/ Jeffrey R. Moreland
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    (Date)                   Jeffrey R. Moreland
                             Vice President - Law
                             and General Counsel